SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)


                            People's Choice TV Corp.
                            ------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)


                                    710847104
                                    ---------
                                 (CUSIP Number)


                              Andrew S. Paul, Esq.
                        c/o Tudor Investment Corporation
                         One Liberty Plaza (51st Floor)
                            New York, New York 10006
                                 (212) 602-6700
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                  May 20, 1999
                                  ------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor Investment Corporation
      TIN: 22-2514825
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                           [X]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Paul Tudor Jones, II
      TIN:
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      IN
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Raptor Global Fund Ltd.
      TIN:  n/a
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Raptor Global Fund L.P.
      TIN: 13-3735415
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          ------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      PN
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      The Upper Mill Capital Appreciation Fund Ltd.
      TIN: n/a
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
  REPORTING       9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor BVI Futures, Ltd.
      TIN: n/a
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      British Virgin Islands
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      CO
--------------------------------------------------------------------------------

--------------------
CUSIP NO. 710847104
--------------------
--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Tudor Proprietary Trading, L.L.C.
      TIN:  13-3720063
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                      (a)  [ ]
                                                      (b)  [X]
--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    SOURCE OF FUNDS
      OO
--------------------------------------------------------------------------------
 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
      REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                            [  ]
--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware
--------------------------------------------------------------------------------
                  7     SOLE VOTING POWER
  NUMBER OF             0
    SHARES        --------------------------------------------------------------
BENEFICIALLY      8     SHARED VOTING POWER
  OWNED BY              0
    EACH          --------------------------------------------------------------
 REPORTING        9     SOLE DISPOSITIVE POWER
   PERSON               0
    WITH          --------------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                        0
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES
                                                            [  ]
--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        0%
--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON
      OO
--------------------------------------------------------------------------------

Item 1.   Security and Issuer

          This Amendment No. 1, dated May 26, 1999 to the Schedule 13D, dated April 30, 1999, relates to the Common Stock, $0.01 par value per share ("Common Stock"), of People's Choice TV Corp., a Delaware corporation (the "Company"), and is filed by Tudor Investment Corporation, a Delaware corporation ("TIC"), Paul Tudor Jones, II, a natural person and a citizen of the United States ("Mr. Jones"), The Raptor Global Fund Ltd., a company organized under the laws of the Cayman Islands ("Raptor Ltd."), The Raptor Global Fund L.P., a Delaware limited partnership ("Raptor L.P."), The Upper Mill Capital Appreciation Fund Ltd., a company organized under the laws of the Cayman Islands ("Upper Mill"), Tudor Proprietary Trading, L.L.C., a Delaware limited liability company ("TPT"), and Tudor BVI Futures, Ltd., a corporation organized under the laws of the British Virgin Islands ("Tudor BVI" and collectively with TIC, Mr. Jones, Raptor Ltd., Raptor L.P., Upper Mill and TPT, the "Reporting Persons").* The summaries of information on the schedules attached hereto are qualified in their entirety by reference to such schedules, which are incorporated by reference herein.

          The Company's principal executive offices are located at 2 Corporate Drive, Suite 249, Shelton, CT 06484.


Item 5.   Interest in Securities of the Issuer

          No change except the following:

          Attached hereto as Schedule I is a list of the transactions by each of the Reporting Persons in Common Stock since April 30, 1999.

          On May 20, 1999, Sprint Corporation ("Sprint") exercised its option to purchase the shares of Common Stock owned by the Reporting Persons. Such option was granted to Sprint pursuant to the Stockholder and Option Agreement, dated April 26, 1999, among Sprint and certain of the Reporting Persons.

          Following the sales reported on Schedule I, none of the Reporting Persons remained the beneficial owner, pursuant to Rule (d)(1)(i), of more than 5% of the Common Stock of the Company.


-----------------------
* For purposes of this Statement on Schedule 13D the Reporting Persons have filed as a "group". Nevertheless, the Reporting Persons hereby disclaim that they are members of a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934 or for any other purpose.

      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 1 to Schedule 13D is true, complete and correct.

Dated: May 26, 1999


                                 TUDOR INVESTMENT CORPORATION



                                 By:   \s\ Andrew S. Paul
                                    --------------------------
                                 Name:  Andrew S. Paul
                                 Title: Managing Director &
                                        General Counsel




                                   \s\ Paul Tudor Jones, II
                                 ----------------------------
                                 Paul Tudor Jones, II



                                 THE RAPTOR GLOBAL FUND LTD.

                                 By: TUDOR INVESTMENT CORPORATION,
                                        Trading Advisor


                                     By:   \s\ Andrew S. Paul
                                        --------------------------
                                     Name:  Andrew S. Paul
                                     Title: Managing Director &
                                            General Counsel



                                 THE RAPTOR GLOBAL FUND L.P.

                                 By: TUDOR INVESTMENT CORPORATION,
                                        General Partner



                                     By:   \s\ Andrew S. Paul
                                        --------------------------
                                     Name:  Andrew S. Paul
                                     Title: Managing Director &
                                            General Counsel

                                 THE UPPER  MILL  CAPITAL  APPRECIATION  FUND
                                 LTD.

                                 By: TUDOR CAPITAL (U.K.), L.P.
                                        General Partner



                                     By:   \s\ Andrew S. Paul
                                        --------------------------
                                     Name:  Andrew S. Paul
                                     Title: Managing Director &
                                            General Counsel



                                 TUDOR BVI FUTURES, LTD.

                                 By: TUDOR INVESTMENT CORPORATION,
                                        Trading Advisor



                                     By:   \s\ Andrew S. Paul
                                        --------------------------
                                     Name:  Andrew S. Paul
                                     Title: Managing Director &
                                            General Counsel



                                 TUDOR PROPRIETARY TRADING, L.L.C.



                                     By:   \s\ Andrew S. Paul
                                        --------------------------
                                     Name:  Andrew S. Paul
                                     Title: Managing Director &
                                            General Counsel

                                                                      Schedule I
                                  TRANSACTIONS

          All of the shares of Common Stock were sold to Sprint Corporation in accordance with the Stockholder and Option Agreement.

Raptor LP
---------

             Date            Transaction       # of Shares       $/Share
             ----            -----------       -----------       -------
         May 20, 1999            Sale             88,100          $10.00

Total Common Stock beneficially owned as of the date of this Amendment No. 1:  0


Raptor Ltd.
-----------

             Date            Transaction       # of Shares       $/Share
             ----            -----------       -----------       -------
         May 20, 1999            Sale            332,800          $10.00

Total Common Stock beneficially owned as of the date of this Amendment No. 1:  0


Tudor BVI
---------

             Date            Transaction       # of Shares       $/Share
             ----            -----------       -----------       -------
         May 20, 1999            Sale            168,100          $10.00

Total Common Stock beneficially owned as of the date of this Amendment No. 1:  0


Upper Mill
----------

             Date            Transaction       # of Shares       $/Share
             ----            -----------       -----------       -------
         May 20, 1999            Sale             39,600          $10.00

Total Common Stock beneficially owned as of the date of this Amendment No.1:  0


TPT
---

             Date            Transaction       # of Shares       $/Share
             ----            -----------       -----------       -------
         May 20, 1999            Sale             41,400          $10.00

Total Common Stock beneficially owned as of the date of this Amendment No. 1:  0